ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Announces Acceleration of 2017 Planned Activity; Updates CAPEX and Production Guidance

San Antonio (January 19, 2017) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced the acceleration of the Company’s 2017 planned activity and updated the Company’s 2017 CAPEX and production guidance.

Acceleration of 2017 Planned Activity and Guidance Update
Recognizing the success of the Caprito 99-101H, Abraxas’ Board of Directors recently approved an increase in Abraxas’ 2017 capital budget from $60 million to $110 million. This will allow Abraxas to run a full time development rig on the Company’s Delaware Basin assets during 2017. As previously announced, Abraxas plans to spud the Company’s first two wells, the Caprito 98-201H and Caprito 98-301H, in February 2017. Following these two wells, Abraxas plans to drill and complete an additional five gross (four net) wells for a total of seven gross (six net) wells across the Company’s Delaware Basin assets in 2017. Abraxas also plans to expand the Company’s acreage position in the Delaware Basin, and has dedicated approximately $15 million to acquiring additional leasehold interests in the play. The Company expects to fund this increase in its capital budget through cash on hand, availability under its credit facility and through equity or debt financing transactions, to the extent available on terms acceptable to the Company.

In the Bakken/Three Forks, Abraxas recently elected to participate in four non-operated wells with a 26% working interest offsetting the Company’s existing operated assets in the North Fork area. Abraxas is maintaining the Company’s original operated drilling budget in this area. As a reminder, this budget calls for drilling and completing eight gross (five net) operated wells in 2017 and the drilling of an additional three gross (two net) operated wells that will be completed in 2018.

At Jourdanton, Abraxas’ capital budget has increased by $0.5 million in connection with the planned drilling of two gross (two net) wells targeting the Austin Chalk.

Abraxas forecasts this increase in activity will lead to average production of 8,200 boepd at the midpoint of updated 2017 guidance with a 2017 exit rate of approximately 9,500 boepd. The 2017 capital expenditure budget is subject to change depending upon a number of factors, including the availability of drilling equipment and personnel, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the availability of sufficient capital resources for drilling prospects, the Company’s financial results, the availability of leases on reasonable terms and the ability of the Company to obtain permits for drilling locations.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675
5982423v2

	2017E
	Low	High
Production
Total (Boepd)	7,800	8,600
% Oil	66%
% NGL	12%
% Natural Gas	22%

Operating Costs
LOE ($/Boe)	$6.00	$8.00
Production Tax (% Rev)	8.0%	10.0%
Cash G&A ($mm)	$10.0	$12.5

CAPEX ($mm)	$110

2017E Net CAPEX
($mm)
Basin/Region
Permian	$52.5
Bakken	42.2
Austin Chalk	11.0
Leasing/acquisitions/other	4.3
Total	$110.0

Bob Watson, President and CEO of Abraxas commented, “We are very pleased with the results of our first Wolfcamp completion in the Delaware Basin. Given the economics associated with this well, our Board of Directors elected to increase our capital budget to $110 million in order to run a full time rig on our leasehold in 2017. We anticipate this will lead to an exit rate of over 9,500 Boepd in 2017 while allowing us to further derisk the multiple prospective horizons across our Delaware Basin leasehold. We look forward to updating the street as we execute on our drilling program and expand our acreage position in this highly economic play.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountains, Permian Basin and South Texas in the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com